EXHIBIT 99.2
October 23, 2001

                 PUBLIC SERVICE ENTERPRISE GROUP (PSEG) REPORTS
             EARNINGS OF 82 CENTS PER SHARE FOR THIRD QUARTER, 2001

   Improvements in Energy Trading, Nuclear Operations, International Projects, Electric Sales Bolster Quarterly Results and Support Full-Year Target of $3.70


     Public Service Enterprise Group (PSEG) reported today (October 23, 2001) that consolidated earnings for the third quarter of 2001 were $172 million or 82 cents per share of common stock, based on 208 million average shares outstanding. Comparatively, consolidated earnings for the third quarter of 2000 were $142 million or 66 cents per share, based on 215 million average shares outstanding.

     E. James Ferland, chairman and chief executive officer, said PSEG's comparatively better results reflected a number of positive factors. He said these included solid contributions from energy trading and nuclear operations at PSEG Power, various international projects that have gone into service at PSEG Global and higher, weather-related electric sales at Public Service Electric and Gas Company (PSE&G). He also said PSEG benefited from lower taxes and from the absence of an adjustment made last year in the accounting treatment for the recovery of unsecuritized stranded generation costs.

     "These positives offset the continuing effects of electric industry restructuring in New Jersey, such as additional electric rate discounts and higher interest costs stemming from the issuance of securitization bonds earlier this year, as well as the effects of a slower economy," Ferland said.

     Ferland said the improvements also helped to offset additional fuel and other energy-related costs totaling the equivalent of about 17 cents per share in the quarter attributable to the reverse migration of a greater-than-anticipated number of electric customers back to the PSEG system. "But this reverse migration will benefit PSEG Power in the fourth quarter when energy prices are lower and the cost to serve customers is more moderate," he said.

     Ferland said the improvements also helped PSEG to withstand various pressures on the three businesses under PSEG Energy Holdings during the third quarter. These include the impact on PSEG Global of the devaluation of the real in Brazil and on PSEG Resources from the effects of a recent downturn in the financial markets. In addition, PSEG Energy Technologies, the energy management business, has not performed to expectations this year, he said.

         "We will be challenged to recover from these pressures in the fourth quarter as we strive to achieve our 2001 earnings per share objective of $3.70," Ferland said.

     In discussing the outlook for the balance of 2001, Ferland said PSEG Global is a having a "banner year" and is expected to exceed its earnings target by about 10% because of solid contributions from projects in Chile, India and California, among other places, that have been acquired or gone into service. "The new projects, along with stronger-than-expected performance by our ongoing operations in Chile and Peru, have more than countered the effects of recent currency or other economic difficulties that have affected our investments in Brazil as well as Argentina."

     Ferland said a small segment of PSEG Resources' portfolio has been affected by market conditions this year, but this vulnerability should be limited in the fourth quarter and beyond. He explained that changes in the market have impacted Resources' investment in a KKR leveraged buyout fund. He said that the four trading stocks in the fund, including Primedia, whose stock price has been sharply affected this year, are valued at about $27 million or less than 1% of Resources' $3 billion portfolio.

     Regarding PSEG Energy Technologies, Ferland said the business, which includes HVAC and demand-side management services, has been affected by higher-than-expected operating costs in an effort to gain a competitive foothold in the marketplace. "We are continuing to restructure the energy management business, getting its cost structure in line with its revenue potential," he said.

     Ferland said that PSEG Power was the principal contributor to third-quarter earnings. "Our low-cost nuclear units have performed exceedingly well this year," he said, "achieving a combined capacity factor of 93% through September 30." He noted that PSEG Power's nuclear portfolio has been enhanced through the acquisition of 301 megawatts of Atlantic City Electric Company's ownership in three stations, Salem, Hope Creek and Peach Bottom. The transaction closed on October18 for a value of $22 million, including nuclear fuel.

     "In addition to our excellent nuclear results this year, our trading business has performed exceptionally well," Ferland said. "It has reached its full-year net revenue target in only nine months. This was especially pleasing since PSEG Power had to cope with the higher costs associated with the reverse migration of electric customers."

     The migration away from PSEG involved mostly industrial and commercial customers who consumed energy representing at various times more than 10% of PSEG Power's capacity.

     "Their departure had reduced PSEG Power's obligation and enabled it to sell excess energy in the open market to its advantage," Ferland said. "Customers began migrating back to our system as energy prices became higher and more volatile and some providers decided to leave the New Jersey market. As of now, more than 99% of our original customer base has returned and is paying a fixed price for energy from PSE&G under a restructuring agreement with the Board of Public Utilities (BPU)."

     PSEG Power has an obligation under a basic generation service contract to provide energy to these PSE&G customers through July 31, 2002.

     In line with the restructuring agreement, PSE&G and New Jersey's other electric utilities will bid out in the next few months their customers' energy requirements, representing approximately 18,000 megawatts, for the year August 1, 2002 to July 31, 2003. PSEG Power has indicated it will make its capacity available to the basic generation service auction and will seek commitments for approximately 75% of it.

     Despite the various pressures on its near-term outlook, Ferland reaffirmed PSEG's target of achieving a 7% compound annual growth rate in earnings per share. "We envision PSEG Power and PSEG Global as our principal growth businesses over the five-year horizon," he said. "And, because of our strong cash flow position, we have the flexibility to consider an array of opportunities for the benefit of PSEG shareholders, including development of new or existing facilities, external investments and common stock repurchases."

     Ferland noted that PSEG is authorized by its Board of Directors to purchase up to 5.7 million shares of common stock. In December, 1999, the board had authorized the purchase of up to 30 million shares, of which PSEG had purchased
24.3 million shares through December 31, 2000 when the authorization expired. In September of this year, the board re-authorized the purchase of the balance of
5.7 million shares.

     ===========================================================================
     This release includes forward-looking statements. Although Public Service Enterprise Group Incorporated and its subsidiaries believe that their expectations are based on reasonable assumptions, they can give no assurance that these expectations will be achieved. For further information, please refer to their reports filed with the Securities and Exchange Commission. These documents address company business, industry issues and other factors that could cause actual results to differ materially from those indicated in this release.
     ===========================================================================